Exhibit 10.78

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on March 5, 2003, by and between CORRECTIONAL SERVICES CORPORATION (hereinafter referred to as “Employer”) and JESSE WILLIAMS (hereinafter referred to as “Employee”).

1.	EMPLOYMENT:

Employer hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2.	TERM:

This Agreement shall remain in full force and effect for a term of two (2) years from July 01, 2003 through June 30, 2005.

3.	DUTIES:

Employer hereby employs Employee as Senior Vice President, for Youth Services International, Inc., with powers and duties in that capacity to be such as may be determined by the Chief Operating Officer or the Chief Executive Officer. As Senior Vice President for YSI, you will be responsible for all operational requirements of YSI’s Juvenile Facilities, as well as participating in the promotion of YSI and the development of new business opportunities. During the period of this Agreement, Employee shall also provide assistance to the Employer in other correctional related matters as may be determined by the Employer.

4.	COMPENSATION:

Employer agrees to pay Employee during the term of this Agreement:

A.         $160,000 per year salary

B.        •    a bonus of $25,000 for each new contract1 awarded and signed by CSC for which you were directly involved and that has a bed capacity between 30 to 50 beds;

•    a bonus of $50,000 for each new contract awarded and signed by CSC for which you were directly involved and that has a bed capacity between 51 to 75 beds;

•    a bonus of $75,000 for each new contract awarded and signed by CSC for which you were directly involved and that has a bed capacity over 75 beds;

NOTE: 50% of each bonus will be paid when a project comes on line and reaches 50% occupancy. The remaining 50% of the bonus will be paid after the first month in which the project occupancy averages 80%.

C.         You will receive coverage under CSC’s Executive medical and dental benefit package.

D.         You will be eligible to participate in the Company’s 401(k) Plan after completion of your sixth month of service as provided for by the Company’s then current 401(k) Plan.

E.         CSC will pay all reasonable costs associated with the relocation of your family and your household goods to Sarasota, Florida.

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1 New contract is defined as new business for the Company and does not include renewals or extensions of existing contracts.

F.         You will receive a monthly housing allowance of $2,000.00 to cover living expenses for temporary housing for six (6) months, starting July 1, 2003 through December 31, 2003.

G.         Options to purchase a total of 10,000 shares of Correctional Services Corporation common stock at the market price set on July 1, 2003. These options will vest over a two (2) year period according to the option agreement attached.

H.         An automobile allowance of $250.00 dollars per month for the full term of employment.

Additional compensation and other fringe benefits as are deemed appropriate by the Employer.

5.	VACATION:

Employee shall be entitled to a vacation of three (3) weeks during each yearly period.

6.	EMPLOYMENT CRITERIA:

A.         At the time you report to work, you must provide CSC with documentation establishing identity and employment eligibility as established by the Immigration and Naturalization Services of the U.S. Department of Justice. Generally, such documentation would be in the form of (a) a U.S. Passport, or (b) a state-issued driver’s license, an original social security card, or a birth certificate issued by state, county, or municipal authority bearing a seal, or other certification.

B.         This Agreement is contingent upon your passing a screen for illegal drug use. You must contact Chris McLain, Human Resources Manager, who will provide you with the name of our testing facility.
7.	TERMINATION OF EMPLOYEE FOR CAUSE:

Employee’s employment shall only be terminated for good cause. Good cause is defined as the happening of any of the following events:

A.	Criminal Conviction.

In the event Employee shall be convicted of a felony.

B.	Dereliction of Duty.

If Employee either intentionally ignores his duties or is grossly negligent in their performance.

C.	Material Breach of Contract.

In the event Employee materially breaches the contract.

D.	Total Incapacity.

If Employee is unable to work for a period of ninety (90) days within a three hundred sixty (360) day period.

8.	TERMINATION NOTICE:

A.         If Employee is to be terminated for any reason under paragraph 7.B. or 7.C., Employee shall be given ten (10) days written notice by Employer of intent to terminate setting forth the specific grounds and reasons for termination and giving to Employee a fifteen (15) day opportunity to cure. Such notice shall specify with reasonable particularity the nature and extent of the intentional or negligent conduct, or material breach or default complained of.

9.	SEVERANCE PAY:

If Employee’s employment is terminated by Employer within Employee’s initial term of employment for any reason other than those set forth in Section 7, Employer will compensate with a severance package to Employee equivalent to six (6) month’s salary and benefits.

10.	NON-COMPETITION COVENANT:

A.         During the period of your employment with CSC, and for a period of one (1) year thereafter, you will not, directly or indirectly, on your own behalf or as an employee, partner, officer, director, trustee, agent, consultant or member of any person, firm or corporation, or otherwise, render any service to, or engage in any business or activity with any private correctional firm as it relates to business opportunities within the United States and the Commonwealth of Puerto Rico without prior written approval. During the period of your employment and until two years after the termination of your employment, you will not, directly or indirectly, on your own behalf or as a partner, shareholder, officer, employee, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, employ, seek to employ or otherwise obtain or seek the services of any employee of CSC or any of its affiliates.

B.         During and following the period of your employment with CSC, you will not use for your own benefit or for the benefit of others, or divulge to others, any information, trade secrets, knowledge or data of secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of CSC or its affiliates and which was acquired by you at any time prior to or during the term of your employment with CSC, except with the specific prior written consent of CSC.

C.           If any covenant or agreement contained in this paragraph 9 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified.

11.	NON-VIOLATION COVENANT:

You hereby represent and warrant to CSC that (i) the execution, delivery and full performance of this Agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject; (ii) you are not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by CSC, this Agreement will be your valid and binding obligation, enforceable in accordance with its terms.

12.	NO AMENDMENTS:

This Agreement may be amended only by an instrument in writing executed by duly authorized representative of both parties.

13.	CHOICE OF LAW:

This Agreement shall be governed by the laws of the State of Florida. Any action must be brought in a court of competent jurisdiction for Sarasota County, Florida.

CORRECTIONAL SERVICES CORPORATION Employer	JESSE WILLIAMS Employee

By: /s/ James F. Slattery	By: /s/ Jesse Williams
Title: PRESIDENT	Title: Senior Vice President
Date: 3/6/03	Date: 3/18/03